SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material Pursuant to Section 240.14a-12

THE TOPPS COMPANY, INC.

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On July 24, 2006, the following press release was issued by The Topps Company, Inc.

FOR IMMEDIATE RELEASE

TOPPS ISSUES OPEN LETTER URGING STOCKHOLDERS TO VOTE
WHITE PROXY CARD FOR THE BOARD’S DIRECTOR NOMINEES

NEW YORK, July 24, 2006 — The Topps Company, Inc. (Nasdaq: TOPP) today announced that it issued the following open letter strongly urging all stockholders to vote ‘‘FOR’’ the Board’s highly qualified director nominees and reject the dissident’s nominees by signing, dating and returning the WHITE proxy card today.

July 24, 2006

Dear Fellow Stockholder:

The Topps’ 2006 Annual Meeting of Stockholders is less than one week away. We urge you to vote FOR the experienced nominees selected by your Board of Directors — Edward Miller, Leonard Stern and myself — and to vote FOR all other matters on the WHITE proxy card. We strongly recommend that you discard any gold proxy card that you receive from Pembridge or the questionably-named ‘‘Topps Full Value Committee.’’

Your Vote Is Important To The Future of Topps

TO PROTECT YOUR INVESTMENT, WE URGE YOU TO VOTE FOR ALL PROPOSALS ON TOPPS’ WHITE PROXY CARD. Only your last dated proxy will determine how your shares are to be voted at the Annual Meeting of Stockholders.

•	We are committed to completing the turnaround of the Company by following through on our strategic plan. We are convinced that attempting a ‘‘quick fix’’ sale of the Company at this time will lead to a poor result — inadequate offers, a harmful waste of time and a disrupted Topps organization — when a focus on operations is needed most. By voting to add Pembridge’s unqualified nominees to the Board at this time, you may impede these important efforts and reduce the value of your investment.

•	Topps’ strategic plan has already begun to show positive results. We need your support to continue building on the positive momentum of our first fiscal quarter:

–	A 79% increase in net income compared to the same period last year;

–	Earnings of $0.04 per diluted share compared to $0.02 for the same period last year;

–	The return of $6.5 million to stockholders through dividends and share repurchases—in addition to the $76 million that Topps has returned to stockholders over the past five years; and

–	Forecasted earnings of approximately $0.25 to $0.30 per diluted share in fiscal 2007 compared with $0.03 per diluted share for fiscal 2006.

•	Topps’ Board nominees are the right people to help oversee the turnaround. Our nominees bring to the table the necessary skills — they are business leaders and public company directors with a wealth of experience in sports and entertainment, media and advertising, and banking and finance.

•	The nominees presented by the dissidents have not demonstrated any relevant experience, and they have no specific plan to create value for stockholders.

•	We have approved and fully support the binding governance proposals that we are presenting at the meeting, and we urge you to support them too. These proposals, which include amending our charter so that all directors must stand for election a year from now, reflect our strong confidence in our ability to succeed with our strategic plan and finish turning the Company around.

Do not be confused by Pembridge’s repeated requests that you vote their gold proxy card. We urge you to vote only the WHITE proxy card and vote for our three highly qualified nominees. You vote is extremely important — no matter how many shares you own. To vote your shares, please sign, date and return the WHITE proxy card and mail it promptly in the self-addressed, stamped envelope that you have previously received.

On behalf of your Board of Directors, thank you for your continued confidence and support.

Sincerely,

/s/ Arthur T. Shorin
Chairman and Chief Executive Officer

Please sign, date and mail the WHITE Proxy Card to MacKenzie Partners in the self-addressed, stamped envelope previously provided to you.

Do not sign or return any proxy card sent to you by the dissident group. Remember — only your latest dated proxy will determine how your shares are to be voted at the meeting.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

105 Madison Avenue
New York, NY 10016

Call Toll Free: (800) 322-2885
or
Call Collect: (212) 929-5500

*    Trademark of The Topps Company, Inc. and subsidiaries appearing in this letter: Topps.

About Topps
Founded in 1938, Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company's confectionery brands include ‘‘Ring Pop,’’ ‘‘Push Pop,’’ ‘‘Baby Bottle Pop’’ and ‘‘Juicy Drop Pop’’ lollipops as well as ‘‘Bazooka’’ bubble gum. Topps entertainment products include trading cards, sticker album collections, and collectible games. For additional information, visit http://www.topps.com.

Forward Looking
This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.

Contacts:

Investors
The Topps Company, Inc.
Cathy Jessup, CFO
1-212-376-0466

Or

Mackenzie Partners, Inc.
Daniel Sullivan
1-212-929-5940 / 1-800-322-2885

Media
Joele Frank, Wilkinson Brimmer Katcher
Joele Frank / Sharon Goldstein
1-212-355-4449